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                              ATE Investment, Inc.

                                      19.2

                                     Bylaws
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                              ATE INVESTMENT, INC.
                                     BY-LAWS


                                    ARTICLE I

                             MEETING OF SHAREHOLDERS

     SECTION 1. Annual Meetings. The annual meeting of the shareholders to elect a Board of Directors and to transact such other business as may properly come before the meeting shall be held at such place, within or without the State of New Jersey, as may be fixed by the Board of Directors and stated in the notice of meeting, on the fourth Thursday of April in each year, at three o'clock in the afternoon or at such other hour or on such other day stated in the notice of meeting as the directors shall determine.

    SECTION 2. Special Meetings. Special meetings of the shareholders of the Corporation shall be held at such place, within or without the State of New Jersey, as may be fixed by the Board of Directors and stated in the notice of meeting, and shall be called by the Chairman of the Board, the President or Secretary upon direction of the Board of Directors.

    SECTION 3. Notice. The Secretary or officer performing his duties shall give notice of every shareholders' meeting to each shareholder of record on the books of the Corporation entitled to vote at such meeting, by mailing written notice to such shareholders' address appearing on the stock books of the Corporation at least ten and not more than sixty days before the date of such meeting.

    SECTION 4. Officer to Preside. Meetings of the shareholders shall be presided over by the Chairman of the Board, or in his absence, by the President, or if neither of these officers is present, by a Chairman to be elected at the meeting. The Secretary of the Corporation shall act as Secretary of such meetings, when present; otherwise a Secretary shall be chosen at the meeting.

    SECTION 5. Inspectors. As soon as may be practicable after their election in each year, the Board of Directors may appoint two inspectors of shareholders' votes and elections, to serve until the final adjournment of the next annual shareholders' meeting. If they fail to make such appointment, or if their appointees or either of them fails to appear at any meeting of shareholders, the Chairman or other person presiding at the meeting may appoint inspectors or an inspector to serve with the one appearing for that meeting.

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                                   ARTICLE II

                                    DIRECTORS

    SECTION 1. Number of Directors. The Board of Directors shall consist of such number of directors, not less than three nor more than twelve, as shall be fixed from time to time by the Board of Directors.

   SECTION 2. Vacancies. Vacancies on the Board of Directors, including vacancies caused by reason of an increase in the number of directors, may be filled until the next shareholders' election only by a vote of a majority of all the directors in office. However, if only two directors remain and are able to meet at a meeting duly called for the purpose, then by the action of those two at such a meeting, or if only one director remains, by the act of that director, additional duly qualified directors shall be elected so that there are at least three directors holding office until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify.

    SECTION 3. Quorum. A majority of directors holding office at the time of any meeting shall constitute a quorum.

    SECTION 4. Chairman and Committees. The Board of Directors shall elect a Chairman of the Board from among their own number and the Board may also elect an Assistant Chairman of the Board from among their own number. Meetings of the Board shall be presided over by the Chairman of the Board, or if he be absent, by the Assistant Chairman, if there be one, or if the Chairman and Assistant Chairman, if there be one, are absent, by the President, or if none of these persons are present, by a Chairman to be elected at the meeting. The person serving as Chairman of the meeting shall determine the agenda and decide all rules of order and practice at all meetings over which he presides. The Chairman, and the Assistant Chairman, if there be one, may be replaced at any time by a vote of a majority of all the directors in office. The Board of Directors, by a majority vote, may appoint from time to time from among their own number an executive committee and such other committees having such powers as shall be designated in the respective resolutions applicable thereto.

    SECTION 5. Meetings. Meetings of the Board of Directors shall be held upon the order of the Board, the Chairman of the Board, the Assistant Chairman of the Board, if there be one, the President, or two directors. The Secretary or officer performing his duties shall give reasonable notice of all meetings to each director, but no notice need be given of the meeting, immediately after the annual meeting of shareholders, at the same place, or of any other regular meetings held at times fixed by resolution of the Board. Meetings of the Board of Directors may be held within or without the State of New Jersey.

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                                   ARTICLE III

                                    OFFICERS

    The Board of Directors shall elect, as officers of the Corporation, a President, who shall at the time of such election be a director of the Corporation, a Secretary, and a Treasurer, and may elect one or more Vice Presidents and such other officers as may be deemed useful. The chief executive officer of the Corporation shall be the officer designated from time to time by the Board as the chief executive officer. Any two or more offices may be filled by the same person. All officers shall be chosen by the Board of Directors and any officer may be removed from office at any time by a vote of majority of all the directors in office. The several officers of the Corporation shall exercise the usual powers and duties pertaining to their respective offices, subject to such limitations as may be adopted by resolutions of the Board, and shall exercise such other powers and duties as the Board of Directors may from time to time determine.

                                   ARTICLE IV

                            RECORD DATE FOR PAYMENTS

    The Board of Directors of the Corporation shall have power by resolution to close the stock transfer books of the Corporation for a period not exceeding fifty days preceding the date of any meeting of shareholders or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, provided, however, in lieu of closing the stock transfer books as aforesaid, the Board of Directors of the Corporation may be resolution fix in advance a date not exceeding fifty days preceding the date of any meeting of shareholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or, entitled to receive payment of any such dividend, or any such allotment of rights, or to exercise rights in respect of such change, conversion or exchange of capital stock, and in such case only shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or allotment of rights, or exercise of such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

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                                    ARTICLE V

                               STOCK CERTIFICATES

    The Board of Directors of the Corporation may authorize the issuance of duplicate stock certificates to replace stock certificates lost, stolen or destroyed, upon such terms and conditions as it may by resolution prescribe.

                                   ARTICLE VI

                                 INDEMNIFICATION

    The Corporation shall indemnify its directors, officers and employees and may indemnify each other "corporate agent", as defined in R.S. 14A:3-5(l)(a) of the New Jersey Business Corporation Act, and each other person whom the Corporation may indemnify under the indemnification provisions of the New Jersey Business Corporation Act, as in effect on January 1, 1986 or as thereafter amended, to the full extent permissible under and consistent with such provisions. The right of indemnification provided in these By-Laws shall not be deemed exclusive of any other right to which said directors, officers or other persons may be entitled apart from these By-Laws.

                                   ARTICLE VII

                                    AMENDMENT

    These By-Laws may be amended or added to at any meeting of the Board of Directors by an affirmative vote of a majority of all the directors, if notice of the proposed change has been sent to all the directors ten days before the meeting, or if all the directors are present, or if those not present assent in writing to such a change.